Exhibit 99.1


                                                COMPANY CONTACT:
                                                Steve P. Loomis,
                                                Chief Financial Officer
                                                sloomis@cdic.com
                                                800-778-4825 Ext. 1015


         CardioDynamics Reports 22% Revenue Growth in First Quarter 2008

           Fifth Consecutive Quarter of Year Over Year Revenue Growth,
                             Largest in Four Years


SAN DIEGO, April 10 /PRNewswire-FirstCall/ -- CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today reported financial results for fiscal first quarter 2008.

Financial Highlights of First Quarter 2008 Compared with First Quarter 2007

-- Net sales increased 22% to $5.8 million, up from $4.7 million

-- Record $2.3 million international sales, an increase of 364% from $0.5 million

-- ICG sensor revenue increased 1% to $1,501,000, representing 26% of net sales, up from $1,488,000, or 31% of sales

-- Operating loss reduced 38% to $852,000, from $1.4 million

-- Cash, equivalents and short-term investments increased to $7.6 million, up from $3.8 million

Additional Key Operating Milestones for the First Quarter of 2008

-- ICG device sales increased 93% to 266 units, up from a total of 138 units

-- Installed base of BioZ monitors and modules increased 12% to over 8,000 units

-- Carried nearly $1.0 million of order backlog into the second quarter of 2008

-- Field headcount totaled 70 field associates, up from 66 one year ago

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-- Entered into distribution and technology license agreements with Recorders and Medicare Systems, Ltd. (RMS), one of the largest manufacturers of medical equipment in India.

First Quarter 2008 Operating Results Discussion

The Company reported a net sales increase of 22% to $5.8 million. Sales growth was primarily driven by a 364% increase in international sales and a 14% increase in the average unit sales price of BioZ monitors compared with the first quarter of 2007. The significant growth in international sales during the quarter was the result of the fulfillment of two large hospital customer orders including the Instituto de Salud del Estado de Mexico (ISEM), the hospital network of the state of Mexico within the country of Mexico, and an undisclosed (at the customer's request) eastern European multi-hospital purchaser.

ICG device sales of 266 units included 52 ICG Modules, 214 ICG monitors, 62 of which were BioZ Dx systems, 6 BioZ Monitors, and 146 Medis ICG monitors.

Overall gross margin percentage decreased 5% to 69%, largely due to the non-cash provision of $231,000 of additional reserve for excess, slow moving or obsolete inventory. The additional reserve is primarily driven by lower projected sales of our older model BioZ monitors and the continued success of our BioZ trade-up program.

A 1% reduction in operating expenses was achieved through an 18% decrease in general and administrative expense and 29% reduction in research and development spending during the period, partially offset by increased investment in selling and marketing personnel and programs. The increased revenue and gross margin coupled with reduced operating expenses resulted in an operating loss improvement of 38% to $852,000, from $1.4 million in the same period in 2007. Overall net loss improved by 10%, to $1.5 million, or ($0.03) per diluted share.

CEO Comments and Outlook

"We are very pleased with 22% growth in the first quarter, our best growth quarter in four years," stated Michael K. Perry, Chief Executive Officer of CardioDynamics. "We continued to make good progress in reducing the operating loss, down 38% to $852,000, which includes $242,000 of non-cash charges for depreciation, amortization and equity compensation. We are off to a good start in the second quarter having already shipped the sizeable backlog that resulted from domestic orders booked late in the first quarter. Additionally, we recently increased our U.S. field sales and clinical staff by six additional associates and have hired a dedicated recruiter to assist with our efforts to add talented field personnel. Our sights remain on achieving at least 15% revenue growth for 2008 and delivering positive operating cash flow in the fourth quarter."

Perry added, "We are energized to partner with RMS in India through our previously announced Distribution and Technology License Agreements. RMS has an extensive presence in the developing healthcare market in India, which we believe will be instrumental in helping drive continued market adoption of our proprietary BioZ(R) ICG technology. Additionally, we believe RMS to be a solid technology partner to potentially utilize for low cost development, clinical research and manufacturing."


Conference Call Information

Michael K. Perry, Chief Executive Officer, and Steve P. Loomis, Chief Financial Officer, will host a summary of CardioDynamics' first quarter 2008 results in a conference call today, Thursday April 10, 2008, at 4:30 p.m. (EDT). To access the conference call, dial 800-346-7359 (Code 7784). International participants can call 973-528-0008 (Code 7784). A replay of the call will be available for one month following the call at 800-332-6854 (Code 7784). The international replay number is 973-528-0005 (Code 7784). The Internet webcast can be accessed through the Investor Relations section of the Company's website at http://www.cdic.com or at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-
eventDetails&c=86923&eventID=1810586 (Please copy and paste link, and remove extra space after second hyphen.)

About CardioDynamics

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography (ICG). The Company develops, manufactures and markets noninvasive ICG diagnostic and monitoring devices and markets proprietary ICG sensors. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare, Philips Medical Systems and Mindray. For additional information, please refer to the company's Web site at http://www.cdic.com.


Forward-Looking (Safe Harbor) Statement

Except for historical and factual information contained herein, this press release contains forward-looking statements, such as the success of recruiting efforts and relationship with RMS, anticipated revenue growth rates and cash flow projections, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early stage growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2007 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

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                    CardioDynamics International Corporation
                 In thousands, except per share data (unaudited)



Selected Consolidated Operational Results                Three Months Ended
                                                      --------------------------
                                                      February 29,  February 28,
                                                          2008          2007
                                                      ------------  ------------
Net sales                                               $  5,762     $  4,727
Cost of sales                                              1,775        1,220
                                                        --------     --------
Gross margin                                               3,987        3,507
                                                        --------     --------
Research and development
                                                             314          443
Selling and marketing                                      3,722        3,444
General and administrative                                   771          945
Amortization of intangible assets                             32           55
                                                        --------     --------
Loss from operations
                                                            (852)      (1,380)
Other expense, net                                          (166)        (207)
                                                        --------     --------
Loss before income taxes and minority interest
                                                          (1,018)      (1,587)
Minority interest in income of subsidiary                   (134)         (14)
Income tax provision                                        (463)         (54)
Income (loss) from discontinued operations, net of tax       127           (7)
                                                        --------     --------
Net loss                                                $ (1,488)    $ (1,662)
                                                        ========     ========
Net loss per common share:
   Basic and diluted                                    $  (0.03)    $  (0.03)
                                                        ========     ========
Weighted-average shares used in per share calculation:
   Basic and diluted                                      49,750       48,831
                                                        ========     ========



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Selected Consolidated Balance Sheet Data              February 29,  November 30,
                                                          2008          2007
                                                      ------------  ------------
Cash and cash equivalents                               $ 7,601       $ 8,362
Accounts receivable, net                                  3,854         4,475
Inventory, net                                            1,527         1,670
Total current assets                                     13,586        15,164
Long-term assets                                          4,708         4,703
Total assets                                             18,294        19,867
Total current liabilities                                 5,091         5,620
Long-term liabilities                                     4,444         4,318
Total liabilities                                         9,535         9,938
Minority interest                                           560           407
Shareholders' equity                                      8,199         9,522